Exhibit 99.1

Contact:	Bill Martin
510-789-4331

FOR IMMEDIATE RELEASE

HOLLINGS C. RENTON JOINS SANGSTAT BOARD OF DIRECTORS

Fremont, Calif. - May 14, 2002 - SangStat (Nasdaq: SANG) announced today that Hollings C. Renton has been elected to its Board of Directors. Mr. Renton has served as the President and Chief Executive Officer of Onyx Pharmaceuticals, Inc., a public biotechnology company, since March 1993. He has served on its Board since 1992 and currently is the Chairman.

“We are very fortunate to have someone with Mr. Renton’s leadership experience join our board,” said Jean-Jacques Bienaimé, Chairman, President and CEO of SangStat. “SangStat will benefit from Mr. Renton’s extensive general management experience within large established biotechnology corporations and also in smaller entrepreneurially-oriented organizations.”

Prior to joining Onyx, Mr. Renton served as President and Chief Operating Officer of Chiron Corporation, a public biotechnology company, from December 1991 following Chiron Corporation’s acquisition of Cetus Corporation, a biopharmaceutical company. Prior to the acquisition, Mr. Renton served as President of Cetus Corporation from August 1990 to December 1991 and as Chief Operating Officer of Cetus Corporation from 1987 to August 1990. He is also a director of Cepheid, a public DNA diagnostics company. Mr. Renton holds a B.S. in Mathematics from Colorado State University and an M.B.A. from the University of Michigan.

SangStat

SangStat is a global biotechnology company focused on immunology and working to discover, develop and market high value therapeutic products in the autoimmune, hematology/oncology and immunosuppression areas. SangStat’s U.S. headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the UK, and distributors throughout the rest of the world. SangStat’s stock is traded on the Nasdaq under the symbol “SANG.” The company’s web site is located at www.sangstat.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause results to differ materially from those indicated by these forward-looking statements. For a discussion of these and other factors that might result in different outcomes, see “Risk Factors” in SangStat’s 2001 Annual Report on Form 10-K, its 2002 quarterly reports on Form 10-Q, and other documents (including registration statements and related prospectuses on Form S-3) filed with the Securities and Exchange Commission. SangStat assumes no obligation to update any such forward-looking statements, risks or reasons why actual results might differ.

# # #